FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Massachusetts Municipal Trust

Series Number	2
Fund	Fidelity Massachusetts Municipal Income Fund
Trade Date	6/29/2010
Settle Date	7/08/2010
Security Name	MA WTR POL ABAT 15A 5% 8/01/21
CUSIP	57604P4L5
Price	116.034
Transaction Value	$10,443,060.00
Class Size	270,915,000.00
% of Offering	3.32%
Underwriter Purchased From	Goldman, Sachs & Co.
Underwriting Members: (1)	Goldman, Sachs & Co.
Underwriting Members: (2)	BofA Merrill Lynch
Underwriting Members: (3)	Citigroup Global Markets Inc.
Underwriting Members: (4)	Fidelity Capital Markets
Underwriting Members: (5)	J.P. Morgan Securities Inc.
Underwriting Members: (6)	Morgan Stanley & Co. Incorporated
Underwriting Members: (7)	Corby Capital Markets Inc
Underwriting Members: (8)	Barclays Capital Inc.
Underwriting Members: (9)	Cabrera Capital Markets, LLC
Underwriting Members: (10)	Lebenthal & Co, LLC
Underwriting Members: (11)	Rice Financial Products Company
Underwriting Members: (12)	Goldman, Sachs & Co.
Underwriting Members: (13)	Jackson Securities
Underwriting Members: (14)	Janney Montgomery Scott LLC
Underwriting Members: (15)	Jefferies & Company, Inc.
Underwriting Members: (16)	SBK-Brooks Investment Corp.
Underwriting Members: (17)	Loop Capital Markets LLC
Underwriting Members: (18)	Morgan Keegan & Company, Inc.
Underwriting Members: (19)	M.R. Beal & Company
Underwriting Members: (20)	Ramirez & Co. Inc
Underwriting Members: (21)	RBC Capital Markets
Underwriting Members: (22)	Raymond James & Associates, Inc
Underwriting Members: (23)	Roosevelt & Cross Inc
Underwriting Members: (24)	Siebert Brandford Shank & Co. LLC
Underwriting Members: (25)	Sterne, Agee & Leach, Inc
Underwriting Members: (26)	Wells Fargo Bank, National Association